Exhibit 10.5

August 12, 2022

CENAQ Energy Corp.

4550 Post Oak Place Drive, Suite 300

Houston, Texas 77027

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”) entered into by and among Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), CENAQ Energy Corp., a Delaware corporation (“PubCo”), and, solely with respect to Section 6.18 therein, CENAQ Sponsor LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce the parties to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with PubCo as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to Transfer any OpCo Units or corresponding shares of SPAC Class C Common Stock received in connection with the Transactions pursuant to the BCA, until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date, (x) if the last sale price of the SPAC Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 Trading Days within any period of 30 consecutive Trading Days commencing at least 75 days after the Closing Date or (y) the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Class A Common Stock for cash, securities or other property (the “Lock-Up”). For purposes of this Letter Agreement, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)	transactions relating to SPAC Class A Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Class A Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(vii)	exchanges of SPAC Class C Common Stock or OpCo Units to SPAC Class A Common Stock; provided that, following such exchange, the issued SPAC Class A Common Stock shall be subject to the Lock-Up; or

(viii)	Transfers to the Company associated with (a) net withholding to satisfy tax withholding obligations or (b) net exercise to satisfy exercise price obligations, in each case, for equity-based awards pursuant to the Company’s equity incentive plans or arrangements;

provided, however, that (A) in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

5. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. This Letter Agreement shall terminate on the expiration of the Lock-Up.

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Very truly yours,

(Name of Securityholder – Please Print)

/s/ Ernest B. Miller
(Signature)

Bluescape Clean Fuels Holdings, LLC
(Name of Signatory if Securityholder is an entity – Please Print)

Chief Executive Officer
(Title of Signatory if Securityholder is an entity – Please Print)

Address:	Bluescape Clean Fuels Holdings, LLC

200 Crescent Court, Suite 1900

Dallas, TX 75201

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed

as of the date of this Letter Agreement:

CENAQ ENERGY CORP.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

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